                                                                    EXHIBIT 12.1

                            ARBOR REALTY TRUST, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

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
                                                                                 PERIOD JUNE 24,
                                                                                       2003
                                              YEARS ENDED DECEMBER 31,            (INCEPTION) TO
                                     -----------------------------------------     DECEMBER 31,
                                         2006           2005           2004            2003
                                     ------------   ------------   -----------   ---------------
Income before minority interest      $ 61,518,288   $ 61,668,004   $30,948,498      $4,716,086
Add: Fixed charges                     92,693,419     45,745,424    19,372,575       1,669,731
                                     ------------   ------------   -----------      ----------
Income before fixed charges          $154,211,707   $107,413,428    50,321,073      $6,385,817
                                     ============   ============   ===========      ==========
Fixed charges:
Interest                             $ 92,693,419   $ 45,745,424   $19,372,575      $1,669,731
Capitalized Interest                      896,953        476,887            --              --
                                     ------------   ------------   -----------      ----------
Total fixed charges                  $ 93,590,372   $ 46,222,311    19,372,575      $1,669,731
                                     ============   ============   ===========      ==========
Ratio of earnings to fixed charges            1.6            2.3           2.6             3.8
                                     ============   ============   ===========      ==========
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